                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  FORM 8-K/A


                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934

        Date of Report (date of earliest event reported):  May 4, 2000



                                  VIACOM INC.
                                  -----------
            (Exact name of registrant as specified in its charter)

Delaware                            1-9553                     04-2949533
--------                            ------                     ----------
(State or other                (Commission File             (I.R.S. Employer
jurisdiction of                     Number)                 Identification No.)
incorporation)

        1515 Broadway  New York, New York                      10036
        ---------------------------------                      -----
     (Address of principal executive offices)                (Zip Code)



      Registrant's telephone number, including area code:  (212) 258-6000
                                                           --------------

Item 7. Financial Statements and Exhibits

   The following financial information is being filed pursuant to the Securities and Exchange Act of 1934, as amended:


                                                                                                     Page
                                                                                                     ----
(a)     Financial Statements of Business Acquired

          CBS Unaudited Interim Consolidated Financial Statements and Notes as of and
              for the three months ended March 31, 2000                                                2

(b)     Pro Forma Financial Information

          Viacom Inc. Pro Forma Financial Information -- General                                      12

          Viacom Inc. Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 2000       13

          Viacom Inc. Unaudited Pro Forma Combined Condensed Statement of Operations
                for the three months ended March 31, 2000                                             14

          Viacom Inc. Unaudited Pro Forma Combined Condensed Statement of Operations
                for the year ended December 31, 1999                                                  15

          Notes to Unaudited Pro Forma Combined Condensed Financial Statements                        16


Certain required financial information of Viacom Inc. is incorporated by reference to the Annual Report on Form 10-K filed by Viacom for the fiscal year ended December 31, 1999 (File No. 1-9553).

Certain required financial information of CBS Corporation is incorporated by reference to the Annual Report on Form 10-K filed by CBS for the fiscal year ended December 31, 1999 (File No. 1-977).

Certain required financial information of Viacom Inc. is incorporated by reference to the Quarterly Report on Form 10-Q filed by Viacom Inc. for the period ended March 31, 2000 (File No. 1-9553).


(c)  Exhibits

     None.

Item 7 (a). Financial Statements of Business Acquired.


                                CBS CORPORATION
     CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
     --------------------------------------------------------------------
               (unaudited, in millions except per share amounts)

Three Months Ended March 31,                                                            2000              1999
=================================================================================================================
Revenues                                                                           $   2,406         $   1,769
Operating expenses                                                                    (1,403)           (1,156)
Marketing, administration and general expenses                                          (435)             (301)
Depreciation and amortization                                                           (297)             (149)
Residual costs of discontinued businesses                                                (49)              (40)
--------------------------------------------------------------------------------------------------------------
Operating profit                                                                         222               123
Other income, net                                                                         (2)                8
Interest expense                                                                         (79)              (51)
--------------------------------------------------------------------------------------------------------------
Income (loss) from Continuing Operations before income taxes, minority interest in income of consolidated subsidiaries and
  equity losses of unconsolidated affiliated companies                                   141                80
Income tax expense                                                                       (91)              (46)
Minority interest in income of consolidated subsidiaries                                 (15)               (9)
Equity losses of unconsolidated affiliated companies,
  net of income taxes                                                                    (75)               --
--------------------------------------------------------------------------------------------------------------
(Loss) income from Continuing Operations                                                 (40)               25
Gain on disposal of Discontinued Operations,
  net of income taxes                                                                     --               366
Extraordinary income (loss) on extinguishment of debt,
  net of income taxes                                                                      2                (4)
--------------------------------------------------------------------------------------------------------------
Net (loss) income                                                                  $     (38)        $     387
==============================================================================================================
Net (loss) income per common share Basic:
    Continuing Operations                                                          $    (.05)        $     .04
    Discontinued Operations                                                               --               .53
    Extraordinary item                                                                    --              (.01)
--------------------------------------------------------------------------------------------------------------
Net (loss) income per common share Basic                                           $    (.05)        $     .56
==============================================================================================================
Net (loss) income per common share Diluted:
    Continuing Operations                                                          $    (.05)        $     .04
    Discontinued Operations                                                               --               .52
    Extraordinary item                                                                    --              (.01)
--------------------------------------------------------------------------------------------------------------
Net (loss) income per common share Diluted                                         $    (.05)        $     .55
==============================================================================================================

Comprehensive (loss) income
Net (loss) income                                                                    $   (38)          $   387
--------------------------------------------------------------------------------------------------------------
Other comprehensive (loss) income:
  Minimum pension liability adjustment, net of tax
    benefit (expense) of $7 and $(52)                                                    (14)               97
  Unrealized gains on marketable securities, net of tax
    benefit (expense) of $17 and $(26)                                                   (26)               40
  Foreign currency translation adjustment                                                 11                --
--------------------------------------------------------------------------------------------------------------
Other comprehensive (loss) income                                                        (29)              137
--------------------------------------------------------------------------------------------------------------
Comprehensive (loss) income                                                        $     (67)        $     524
==============================================================================================================

         See Notes to the Condensed Consolidated Financial Statements.

                                CBS CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEET
                     ------------------------------------
                    (in millions except per share amounts)

                                                                                         (unaudited)
                                                                                           March 31,         December 31,
                                                                                               2000                  1999
=========================================================================================================================
ASSETS:
  Cash and cash equivalents                                                               $     318              $    194
  Short-term investments                                                                        281                   306
  Customer receivables (net of allowance for doubtful
     accounts of $85 and $74)                                                                 1,651                 1,676
  Program rights                                                                                665                   623
  Deferred income taxes                                                                         391                   200
  Prepaid expenses and other current assets                                                     339                   373
-------------------------------------------------------------------------------------------------------------------------
  Total current assets                                                                        3,645                 3,372
  Property and equipment, net                                                                 3,136                 3,070
  Intangibles, net                                                                           24,548                24,917
  Other noncurrent assets                                                                     1,764                 1,766
-------------------------------------------------------------------------------------------------------------------------
Total assets                                                                              $  33,093              $ 33,125
=========================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Short-term debt                                                                         $      52              $     38
  Current maturities of long-term debt                                                           10                     6
  Accounts payable                                                                              348                   377
  Liabilities for talent and program rights                                                     698                   401
  Other current liabilities                                                                   1,211                 1,142
-------------------------------------------------------------------------------------------------------------------------
  Total current liabilities                                                                   2,319                 1,964
  Long-term debt                                                                              3,670                 3,753
  Pensions, postretirement and postemployment benefits                                        1,429                 1,440
  Deferred income taxes                                                                       1,600                 1,717
  Other noncurrent liabilities                                                                2,539                 2,590
-------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                            11,557                11,464
-------------------------------------------------------------------------------------------------------------------------
Contingent liabilities and commitments (note 7)
Minority interest in equity of consolidated subsidiaries                                      5,746                 5,514
-------------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
  Preferred stock, $1.00 par value (25 shares authorized):
     Series B participating preferred stock (.01 and zero shares issued)                         --                    --
  Common stock, $1.00 par value (1,100 shares authorized,
     808 and 805 shares issued)                                                                 808                   805
  Capital in excess of par value                                                             15,180                15,234
  Retained earnings                                                                           2,170                 2,208
  Accumulated other comprehensive loss                                                         (446)                 (417)
-------------------------------------------------------------------------------------------------------------------------
                                                                                             17,712                17,830
 Less:  Treasury stock, at cost (58 and 54 shares held)                                      (1,922)               (1,683)
-------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                   15,790                16,147
-------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                                $  33,093              $ 33,125
=========================================================================================================================

         See Notes to the Condensed Consolidated Financial Statements.

                                CBS CORPORATION
                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                ----------------------------------------------
                           (unaudited, in millions)

  Three Months Ended March 31,                                                                     2000                   1999
=================================================================================================================================
  Cash flows from operating activities of Continuing Operations:
      (Loss) income from Continuing Operations                                                    $  (40)               $     25
      Adjustments to reconcile (loss) income from Continuing Operations to
        Net cash provided by operating activities:
           Depreciation and amortization                                                             297                     149
           Gain on asset dispositions                                                                 --                      (9)
           Other noncash adjustments                                                                 (31)                    (43)
           Barter revenue - Internet                                                                 (51)                     --
           Equity losses of unconsolidated affiliated companies                                       75                      --
           Minority interest in (income) loss of consolidated subsidiaries                            15                       9
      Changes in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
               Program rights                                                                        269                     283
               Receivables, current and noncurrent                                                    43                    (120)
               Accounts payable                                                                      (34)                     11
               Deferred and current income taxes                                                      51                      14
               Pensions, postretirement and postemployment benefits                                  (32)                    (32)
               Other assets and liabilities                                                            2                     (57)
---------------------------------------------------------------------------------------------------------------------------------
  Cash provided by operating activities of Continuing Operations                                     564                     230
---------------------------------------------------------------------------------------------------------------------------------
  Cash used by operating activities of Discontinued Operations                                       (17)                   (101)
---------------------------------------------------------------------------------------------------------------------------------
  Cash flows from investing activities:
      Acquisitions of businesses, net of cash acquired, assets and investments                      (151)                    (70)
      Business divestitures and other asset liquidations                                              51                     342
      Capital expenditures - Continuing Operations                                                   (47)                    (24)
      Capital expenditures - Discontinued Operations                                                  --                     (12)
---------------------------------------------------------------------------------------------------------------------------------
  Cash provided (used) by investing activities                                                      (147)                    236
---------------------------------------------------------------------------------------------------------------------------------
  Cash flows from financing activities:
      Bank revolver borrowings                                                                       195                      --
      Bank revolver repayments                                                                      (175)                     --
      Net increase in short-term debt                                                                 13                      --
      Repayments of long-term debt                                                                  (106)                   (247)
      Stock issued                                                                                    46                     128
      Stock issued by subsidiaries                                                                   155                      --
      Purchase of treasury stock                                                                    (233)                    (70)
      Purchase of treasury stock by subsidiary                                                      (163)                     --
      Other financing activities                                                                      --                      (1)
---------------------------------------------------------------------------------------------------------------------------------
  Cash provided (used) by financing activities                                                      (268)                   (190)
---------------------------------------------------------------------------------------------------------------------------------
  Increase in cash and cash equivalents                                                              132                     175
  Cash and cash equivalents at beginning of period for Continuing and
      Discontinued Operations                                                                        249                     825
---------------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of period for Continuing and
      Discontinued Operations                                                                     $  381                $  1,000
=================================================================================================================================
  Supplemental disclosure of cash flow information:
      Interest paid - Continuing Operations                                                       $   65                $     58
      Interest paid - Discontinued Operations                                                         --                       1
---------------------------------------------------------------------------------------------------------------------------------
  Total interest paid                                                                             $   65                $     59
=================================================================================================================================
  Income taxes paid, net of refunds                                                               $   40                $     42
=================================================================================================================================

         See Notes to the Condensed Consolidated Financial Statements.

                                CBS CORPORATION
           NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
           --------------------------------------------------------

1.   GENERAL

The condensed consolidated financial statements include the accounts of CBS Corporation and its subsidiary companies after elimination of intercompany accounts and transactions. The terms "we," "our," "us," "CBS" and "Corporation" refer to CBS Corporation and its consolidated subsidiaries unless the context indicates otherwise. When reading the financial information contained in these financial statements, reference should be made to the consolidated financial statements, schedules and notes contained in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1999. Certain prior period amounts have been reclassified for comparative purposes. In the opinion of management, the condensed consolidated financial statements include all material adjustments necessary to present fairly the Corporation's financial position, results of operations and cash flows. Such adjustments are of a normal recurring nature. The results for this interim period are not necessarily indicative of results for the entire year or any other interim period.

In June 1999, Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133," was issued. Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The issuance of Statement No. 137 delays the effective date for Statement No. 133 for one year, to fiscal years beginning after June 15, 2000. The Corporation's derivative and hedging transactions are not material and it is anticipated that adoption of this standard will not materially impact its financial results or disclosure when adopted January 1, 2001.

Certain amounts reported for the prior period have been reclassified to conform with the current period's presentation.

2.   MERGERS AND ACQUISITIONS

On December 7, 1999, Infinity Broadcasting Corporation, a majority owned subsidiary of CBS (Infinity Broadcasting), completed its acquisition of Outdoor Systems, Inc., now known as Infinity Outdoor, Inc. (Infinity Outdoor), for approximately $8.7 billion, which included the assumption of $1.9 billion in debt, at fair value, and $670 million of Outdoor Systems stock options. On November 15, 1999, we completed our acquisition of King World Productions, Inc. (King World) for approximately $2.7 billion which includes $312 million for the estimated fair value of King World stock options assumed. The transactions were accounted for under the purchase method. The purchase prices have been preliminarily allocated based on the estimated fair value of the assets acquired and liabilities assumed.

The following unaudited pro forma information combines our consolidated results of operations on a continuing basis with those of Infinity Outdoor and King World as if these acquisitions had occurred on January 1, 1999. The aggregate impact of other acquisitions was not material to our revenue, income (loss) or income (loss) per share. The pro forma results give effect to certain adjustments, including amortization expense from goodwill and other identifiable intangible assets, interest expense from acquisition of debt, the effect to minority interest participation, all related income tax effects and the issuance of additional shares.

PRO FORMA RESULTS
(unaudited, in millions except per-share amounts)

  Three Months Ended March 31,                                          2000           1999
--------------------------------------------------------------------------------------------------
  Revenues                                                             $2,406         $2,126
  Loss from Continuing Operations                                         (40)            (4)
  Loss per common share - Basic and Diluted                              (.05)          (.01)

This pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the operating results that actually would have occurred had the Infinity, Outdoor and King World transactions been consummated on January 1, 1999. In addition, these results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from the combined operations.

On March 3, 2000, Infinity Broadcasting entered into an asset purchase agreement to acquire 18 radio stations, located in the top 50 markets, from Clear Channel Communications, Inc. for approximately $1.4 billion. This transaction is expected to close by year-end 2000 and is subject to regulatory reviews and approvals.

On March 21, 2000, Infinity Broadcasting announced that it had entered into an agreement to purchase Giraudy, one of France's largest outdoor advertising companies, for approximately $375 million. This transaction closed June 8, 2000.

On March 28, 2000, Infinity Broadcasting announced that it had agreed to acquire Waterman Broadcasting Corporation of Texas (Waterman Broadcasting) in exchange for approximately 2.7 million shares of its Class A common stock valued at approximately $88 million on that date. Waterman Broadcasting owns radio stations KTSA-AM and KTFM-FM in San Antonio. This transaction closed on June 30, 2000.

On June 22, 2000, Infinity Broadcasting acquired Societa Manifesti & Affissioni S.p.A. one of the leading Italian outdoor media sales companies, for approximately $80 million.

3.   INVESTMENTS IN INTERNET BASED COMPANIES

During the first quarter of 2000, we obtained equity ownership interests in two Internet based companies, Hollywood.com, Inc. and Content Commerce, L.P., bringing our total number of investments in Internet based companies to 17. We obtained a 30% ownership interest in Hollywood.com in exchange for $100 million in future advertising and promotion time and $5 million in cash, and we obtained a 35% ownership interest in Content Commerce in exchange for $40 million in future advertising and promotion time. Both of these investments are accounted for as equity method investments.

At the date of acquisition, for nonconsolidated equity investments in Internet based companies we typically record our investment at an amount equal to the cash consideration paid plus the fair value of the advertising and promotion time to be provided. The associated obligation to provide future advertising and promotion time is noncash and is recorded as deferred revenue at an amount equal to the fair value of the advertising and promotion time to be provided.

At March 31, 2000 and December 31, 1999 our total investment balance was $843 million and $836 million, respectively, and is reflected in Other noncurrent assets in the Condensed Consolidated Balance Sheet. Any related deferred revenue balance is presented in Other current and Other noncurrent liabilities in the Condensed Consolidated Balance Sheet. See note 5 to the condensed financial statements. Deferred revenue is relieved and barter revenue is recognized as the related advertising and promotion time is delivered. Barter revenue of $71 million has been recognized for the three months ended March 31, 2000. Barter revenue recognized in the prior year first quarter was not significant.

The following summarized unaudited financial information of our Internet equity investees reflects their results of operations in the fourth quarter in 1999 and 1998, respectively, or from inception (results are recorded on a one quarter lag).

RESULTS OF OPERATIONS DATA
(unaudited, in millions)

  Three Months Ended March 31,                                          2000           1999
--------------------------------------------------------------------------------------------------
  Revenues                                                             $  26           $   7
  Gross profit                                                             6               3
  Loss from Continuing Operations                                       (126)            (12)
  Net loss                                                              (126)            (12)

The majority of our Internet based investments represent newly formed enterprises that will require access to capital markets to fund their future start-up losses. There can be no assurance that these companies will be successful in raising the necessary capital to finance their operations, and we have no obligation for future funding. These companies may also face intense competition as more traditional "brick-and-mortar" companies respond to changes in the market place, including launching their own Internet sites. Therefore, our future results of operations for a quarter or a year could be materially affected by a non-cash write down in the carrying amount of these investments to recognize an impairment loss due to an other than temporary decline in the value of these investments. This write down would be recognized in Equity losses of unconsolidated affiliated companies, net of income taxes in the Condensed Consolidated Statement of Income. The advertising and promotion agreements entered into in exchange for our equity interest in these investees contain termination provisions in the event of failure or inability of the investee to perform under the terms of the agreements. Generally, pursuant to these above termination provisions, we are released from delivering any remaining unfulfilled advertising commitments. Upon termination of the unfulfilled advertising and promotion commitments, the remaining deferred revenue, if any, recorded as a liability will be reversed and recognized as an adjustment to Equity losses of unconsolidated affiliated companies, net of income taxes in the Consolidated Statement of Income. During the first quarter 2000, we recorded a non-cash write down of an internet investment and the related deferred revenue of $31 million due to an other than temporary decline in the value of this investment.

4.   INTANGIBLES, NET (in millions)

                                                  (unaudited)
                                                    March 31,       December 31,
                                                        2000               1999
--------------------------------------------------------------------------------
  Goodwill                                           $17,875            $18,161
  FCC licenses                                         4,694              4,725
  Show contracts                                         464                478
  Cable license agreements                               389                402
  Distribution networks                                  351                363
  Tradenames                                             241                245
  Other intangibles                                      534                543
--------------------------------------------------------------------------------
  Intangibles, net                                   $24,548            $24,917
--------------------------------------------------------------------------------

Intangible assets presented in the preceding table are net of accumulated amortization of $1,761 million at March 31, 2000 and $1,533 million at December 31, 1999.

5.   OTHER CURRENT AND NONCURRENT LIABILITIES (in millions)

Other current liabilities are as follows:
                                                  (unaudited)
                                                    March 31,       December 31,
                                                        2000               1999
--------------------------------------------------------------------------------
Accrued liabilities                                   $  511             $  442
Income taxes payable                                      35                 56
Accrued employee compensation                            121                149
Deferred revenue -- Internet                             157                125
Retained liabilities of discontinued businesses          233                237
Other                                                    154                133
--------------------------------------------------------------------------------
Total Other current liabilities                       $1,211             $1,142
--------------------------------------------------------------------------------

Other noncurrent liabilities are as follows:
                                                  (unaudited)
                                                    March 31,       December 31,
                                                        2000               1999
--------------------------------------------------------------------------------
Net liabilities of Discontinued Operations            $  625             $  637
Retained liabilities of discontinued businesses          971                996
Deferred revenue -- Internet                             509                467
Other                                                    434                490
--------------------------------------------------------------------------------
Total Other noncurrent liabilities                    $2,539             $2,590
--------------------------------------------------------------------------------

6.   RESTRUCTURING

During the three months ended March 31, 2000 we recorded a restructuring accrual of $11 million in connection with the integration of King World with the existing CBS syndication business. Of this amount, $4 million in costs related to the existing CBS syndication business were charged to operations and $7 million in costs related to the historical operating activities of King World increased goodwill. The restructuring accrual includes severance-related and relocation costs for approximately 70 employees in redundant functions which are expected to be paid by year-end 2000. Terminations of employees are expected to be completed by year-end 2000.

7.   CONTINGENT LIABILITIES AND COMMITMENTS

Certain environmental, litigation and other liabilities associated with previously divested industrial businesses were not assumed by other parties in the divestiture transactions and, therefore, were retained by us. These liabilities include certain environmental, general litigation, and other matters not involving active businesses. Accrued liabilities associated with these matters, which have been separately presented in Continuing Operations as Retained liabilities of discontinued businesses, totaled $1.2 billion at March 31, 2000, including $568 million for accrued legal matters as well as amounts related to previously discontinued businesses of CBS Inc. Of the $1.2 billion, $971 million is classified as noncurrent. A separate asset of $199 million was recorded for estimated amounts recoverable from third parties, of which $172 million is classified in Other noncurrent assets in the Condensed Consolidated Balance Sheet.

Legal Matters

Asbestos

We are a defendant in numerous lawsuits claiming various asbestos-related personal injuries, which allegedly occurred from use or inclusion of asbestos in certain products supplied by our previously divested industrial businesses, generally in the pre-1970 time period. Typically, these lawsuits are brought against multiple defendants. We were neither a manufacturer nor a producer of asbestos and we are oftentimes dismissed from these lawsuits on the basis that we have no relationship to the products in question or the claimant did not have exposure to our product. At March 31, 2000, we had approximately 124,000 unresolved claims pending.

In court actions that have been resolved, we have prevailed in many of the asbestos claims and have resolved others through settlement. Furthermore, we have brought suit against certain of our insurance carriers with respect to these asbestos claims. Under the terms of a settlement agreement resulting from this suit, carriers that have agreed to the settlement are now reimbursing us for a substantial portion of our current costs and settlements associated with asbestos claims. We recorded a liability reflected in Retained liabilities of discontinued businesses for asbestos-related matters that is deemed probable and can be reasonably estimated. We have also separately recorded an asset reflected in Other noncurrent assets in the Condensed Consolidated Balance Sheet equal to the amount of such estimated liability that will be recovered pursuant to agreements with insurance carriers.

Factors considered in evaluating this litigation include: claimed product involvement, alleged exposure to product, alleged disease, validity of medical claims, number of resolved claims, available insurance proceeds and status of litigation in multiple jurisdictions. We have not been able to reasonably estimate costs for unasserted asbestos claims. However, we review asbestos claims on an ongoing basis and adjust our liability as appropriate.

General

Litigation is inherently uncertain and always difficult to predict. Substantial damages are sought in certain groupings of asbestos claims, and, although we believe a significant adverse judgment is unlikely, any such judgment could have a material adverse effect on our results of operations for a quarter or a year. However, based on our understanding and evaluation of the relevant facts and circumstances, we believe that we have adequately provided for costs arising from resolution of these matters and that the litigation should not have a material adverse effect on our financial condition.

Environmental Matters

Compliance with federal, state, and local laws and regulations relating to the discharge of pollutants into the environment, the disposal of hazardous wastes, and other related activities affecting the environment have had and will continue to have an impact on us. It is difficult to estimate the timing and ultimate costs to be incurred in the future due to uncertainties about the status of laws, regulations, and technology; the adequacy of information available for individual sites; the extended time periods over which site remediation occurs; and the identification of new sites. We have, however, recognized an estimated liability, measured in current dollars, for those sites where it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. We recognize changes in estimates as new remediation requirements are defined or as more information becomes available.

With regard to remedial actions under federal and state Superfund laws, we have been named a potentially responsible party (PRP) at numerous sites located throughout the country. At many of these sites, we are either not a responsible party or our site involvement is very limited or de minimis. However, we may have varying degrees of cleanup responsibilities at approximately 74 sites. We believe that any liability incurred for cleanup at these sites will be satisfied over a number of years, and in many cases, the costs will be shared with other responsible parties. These sites include certain sites for which we, as part of an agreement for sale, have retained obligations for remediation of environmental contamination and for other Comprehensive Environmental Response Compensation and Liability Act (CERCLA) issues.

Based on the costs associated with the most probable alternative remediation strategy for the previously mentioned sites, we have an accrued liability of $505 million at March 31, 2000 which is reflected in Retained liabilities of discontinued businesses in the Condensed Consolidated Balance Sheet. Depending on the remediation alternatives ultimately selected, the costs related to these sites could differ from the amounts currently accrued. The accrued liability includes $388 million for site investigation and remediation, and $117 million for post-closure and monitoring activities. Management anticipates that the majority of expenditures for site investigation and remediation will occur during the next five to ten years. Expenditures for post-closure and monitoring activities will be made during periods of up to 30 years.

Other

We are involved with several administrative actions alleging violations of federal, state, or local environmental regulations. For these matters, we have estimated our remaining reasonably possible costs and determined them to be immaterial.

Commitments

We routinely enter into commitments to purchase the rights to broadcast programs, including feature films and sporting events. These contracts permit the broadcast of such programs for various periods. At March 31, 2000 we were committed to make payments under such broadcasting contracts, along with commitments for talent contracts, totaling $14.1 billion. In addition, we have received various equity ownership interests in Internet-based companies that commit us to provide advertising and promotional time over the next several years (see note 3).

Other commitments that exist for the Corporation include commitments under operating and capital leases for certain facilities and equipment (including satellites), as well as commitments to pay for certain franchise rights entitling it to display advertising on buses, taxis, trains, bus shelters, terminals and phone kiosks.

8.   INCOME (LOSS) PER COMMON SHARE

COMPUTATION OF INCOME (LOSS) PER COMMON SHARE - CONTINUING OPERATIONS (unaudited, in millions except per-share amounts)

  Three Months Ended March 31,                                                                  2000           1999
---------------------------------------------------------------------------------------------------------------------
  (Loss) income from Continuing Operations applicable to common stockholders                   $ (40)         $   25
---------------------------------------------------------------------------------------------------------------------
  Average shares outstanding -- basic                                                            752             693
  Dilutive effect of stock option plans                                                           --              15
---------------------------------------------------------------------------------------------------------------------
  Average shares outstanding -- diluted                                                          752             708
---------------------------------------------------------------------------------------------------------------------
  (Loss) income per common share -- basic and diluted                                          $(.05)         $  .04
---------------------------------------------------------------------------------------------------------------------

The computation of (loss) income per common share - diluted for the three months ended March 31, 2000 excludes options to purchase shares of common stock of 23 million, shares of common stock issuable under deferred compensation arrangements of 2 million and convertible preferred shares of 10 million, because their inclusion would be anti-dilutive. The computation of (loss) income per common share - diluted for the three months ended March 31, 1999 excludes shares of common stock issuable under deferred compensation arrangements of 3 million because their inclusion would be anti-dilutive.

9.   SHAREHOLDERS' EQUITY

Our Board of Directors authorized a $3 billion multi-year stock repurchase program in 1998. For the three months ended March 31, 2000, we purchased 4.5 million shares for $259 million, bringing our total share repurchases under this program to 44.3 million shares for $1.6 billion.

OTHER COMPREHENSIVE INCOME
(in millions)

In 1998 we adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements but did not change the recognition or measurement of assets and liabilities. Comprehensive income is used to describe all changes in equity from transactions and other events and circumstances from nonowner sources. Comprehensive income includes net income and other comprehensive income or loss items.

The following table presents the components of Accumulated other comprehensive loss, net of related taxes presented in our Condensed Consolidated Balance
Sheet:

                                                             (unaudited)
                                                               March 31,   December 31,
                                                                   2000           1999
----------------------------------------------------------------------------------------
  Minimum pension liability adjustment                           $ (491)        $ (477)
  Unrealized gains on marketable securities                          47             73
  Foreign currency translation adjustment                            (2)           (13)
----------------------------------------------------------------------------------------
  Total accumulated other comprehensive loss                     $ (446)        $ (417)
----------------------------------------------------------------------------------------

10.  SEGMENT INFORMATION

The Corporation's Continuing Operations are aligned into four business segments:
Infinity, Television, Cable and the Internet Group. These business segments are consistent with our management of these businesses, our financial reporting structure and operating focus.

SEGMENT RESULTS OF OPERATIONS
(unaudited, in millions)

                                                        Revenues                Operating Profit (Loss)             EBITDA
  Three Months Ended March 31,                        2000          1999          2000          1999           2000          1999
-----------------------------------------------------------------------------------------------------------------------------------
  Infinity                                          $  789        $  474         $ 165         $  98          $ 326         $ 170
  Television                                         1,491         1,165           129            54            233           105
  Cable                                                138           130            26            25             53            50
  Internet Group                                         9             1           (36)           (1)           (31)           (2)
-----------------------------------------------------------------------------------------------------------------------------------
  Total combined segments                            2,427         1,770           284           176            581           323
  Corporate and other                                  (21)           (1)          (13)          (13)           (13)          (11)
  Residual costs of discontinued businesses             --            --           (49)          (40)           (49)          (40)
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                             $2,406        $1,769         $ 222         $ 123          $ 519         $ 272
-----------------------------------------------------------------------------------------------------------------------------------


We evaluate operating performance based on earnings before interest, taxes, minority interest, equity losses, depreciation and amortization (EBITDA). We believe that EBITDA is an appropriate measure of evaluating the operating performance of our segments. EBITDA eliminates the effect of depreciation and amortization of tangible and intangible assets caused by the magnitude and timing of acquisitions. However, EBITDA should be considered in addition to, not as a substitute for operating earnings, net earnings, cash flows, and other measures of financial performance reported in accordance with generally accepted accounting principles. As EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, this measure may not be comparable to similarly titled measures employed by other companies.

The category "Corporate and other" includes certain assets and results of operations that are either not identifiable to a specific reportable segment or relate to the maintenance of corporate functions. These assets primarily include cash and cash equivalents, deferred income taxes, property and equipment and other assets associated with corporate headquarters as well as certain receivables. Included in the results of operations are intersegment eliminations, nonallocated income and costs related to interest, taxes and employee benefits as well as certain headquarters related income and expenses.

Residual costs of discontinued businesses primarily include pension and postretirement benefit costs for benefit plans retained by us for previously divested industrial businesses.

11.  SUBSEQUENT EVENTS

On May 4, 2000, the Corporation completed its merger with Viacom Inc. (Viacom). Under the terms of the transaction, each share of CBS common stock has been converted into the right to receive 1.085 shares of Viacom non-voting Class B common stock and each share of CBS Series B participating preferred stock has been converted into the right to receive 1.085 shares of Viacom Series C preferred stock. CBS shareholders will receive a cash payment in lieu of any fractional shares.

On May 3, 2000, Infinity Broadcasting entered into a new credit facility, which provides for approximately $2.0 billion of additional borrowing capacity. The credit facility provides for short-term money market loans and revolver borrowings. Borrowing rates under the facility are determined at the time of each borrowing and are based generally on a floating rate index, the London Interbank Offer Rate (LIBOR), plus a margin based on Infinity Broadcasting's senior unsecured debt rating. Borrowing availability under the credit facility may be subject to compliance with certain covenants, including a maximum leverage ratio and a minimum interest coverage ratio, based on Infinity Broadcasting's senior unsecured debt rating.

Item 7(b). Pro Forma Financial Information.

                                  VIACOM INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

General

     On May 4, 2000, CBS Corporation ("CBS") merged with and into Viacom Inc. ("Viacom" or the "Company"). The merger will be accounted for by the purchase method of accounting. The total purchase price of approximately $39.8 billion represents the issuance of 825.5 million shares of Viacom non-voting Class B Common Stock and 11,004 shares of Viacom Series C Convertible Preferred Stock, the estimated fair value of CBS stock options which were granted prior to the date of the merger and assumed by Viacom, and estimated transaction costs. The purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. In addition, Viacom assumed approximately $3.7 billion of CBS debt.

     The following unaudited pro forma combined condensed financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of Viacom. The pro forma balance sheet as of March 31, 2000 is presented as if the merger and the United Paramount Network ("UPN") acquisition, as described in the notes to the unaudited pro forma combined condensed financial statements, had occurred on March 31, 2000. The pro forma statements of operations for the three months ended March 31, 2000 and for the year ended December 31, 1999 are presented as if the merger and the other Viacom and other CBS transactions described in the notes to the unaudited pro forma combined condensed financial statements had occurred on January 1, 1999. In the opinion of management, all adjustments and/or disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the merger, or the other Viacom and other CBS transactions, been consummated as of the dates indicated or of the results that may be obtained in the future.

     These unaudited pro forma combined condensed financial statements and notes thereto should be read in conjunction with the CBS unaudited interim consolidated financial statements and the notes thereto as of and for the three months ended March 31, 2000 included herein, and:

     . CBS' consolidated financial statements and the notes thereto as of and for the year ended December 31, 1999, and Management's Discussion and Analysis included in CBS' Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this Current Report on Form 8-K;

     . Viacom's consolidated financial statements and the notes thereto as of and for the year ended December 31, 1999, and Management's Discussion and Analysis included in Viacom's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this Current Report on Form 8-K; and

     . Viacom's unaudited consolidated financial statements and the notes thereto as of and for the three-month period ended March 31, 2000 on Form 10-Q, which is incorporated by reference in this Current Report on Form 8-K.

                                  VIACOM INC.
                              UNAUDITED PRO FORMA
                       COMBINED CONDENSED BALANCE SHEET
                             As of March 31, 2000

                                 (in millions)

                                                                                 Pro Forma               UPN
                                                        Viacom         CBS         Merger            Acquisition     Pro Forma
                                                      Historical   Historical   Adjustments        Adjustments/(3)/   Combined
                                                      ----------   ----------   -----------        ---------------   ---------
ASSETS:
Cash and cash equivalents.........................     $    698     $    318     $   (233)/(2a)/       $     3        $    716
                                                                                      (70)/(2b)/
Receivables, net..................................        1,530        1,651           --                   28           3,209
Other current assets..............................        2,724        1,676          178/(4)/              65           4,627
                                                                                      (16)/(2h)/
                                                       --------     --------     --------              -------        --------
Total current assets..............................        4,952        3,645         (141)                  96           8,552

Property and equipment, net.......................        3,400        3,136          227/(2h)/            2             6,765
Intangibles, net..................................       11,411       24,548      (24,548)/(2c)/           125          61,256
                                                                                   49,720/(2h)/
Other noncurrent assets...........................        4,561        1,764        2,088/(4)/            (124)          7,878
                                                                                     (411)/(2h)
                                                       --------     --------     --------              -------        --------
Total assets......................................     $ 24,324     $ 33,093     $ 26,935              $    99        $ 84,451
                                                       ========     ========     ========              =======        ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable, accrued expenses and
  other...........................................     $  3,706     $  2,309     $    (35)/(4)/        $    99        $  6,944
                                                                                      230/(2b)/
                                                                                      100/(2)/
                                                                                      535/(2h)/
Current portion of long-term debt.................          281           10          --                    --             291
                                                       --------     --------     --------              -------        --------
Total current liabilities.........................        3,987        2,319          830                   99           7,235

Long-term debt....................................        6,547        3,670           --                   --          10,217
Other noncurrent liabilities......................        2,085        5,568        2,265/(2h)/             --           9,918
                                                       --------     --------     --------              -------        --------
Total liabilities.................................       12,619       11,557        3,095                   99          27,370
                                                       --------     --------     --------              -------        --------

Minority interest in equity of consolidated
  subsidiaries....................................        1,271        5,746           --                   --           7,017

Stockholders' Equity:
Common stock......................................            8          808            8/(2)/              --              16
                                                                                     (808)/(2g)/
Additional paid-in capital........................       10,353       15,180       37,325/(2d)/             --          50,395
                                                                                    1,819/(2f)/
                                                                                      498/(2e)/
                                                                                      400/(2b)/
                                                                                  (15,180)/(2g)/
Retained earnings.................................        2,324        2,170       (2,170)/(2g)/            --           1,904
                                                                                     (420)/(2b)/
Accumulated other comprehensive loss..............          (37)        (446)         446/(2g)/             --             (37)
Less treasury stock, at cost......................       (2,214)      (1,922)       1,922/(2g)/             --          (2,214)
                                                       --------     --------     --------              -------        --------
Total stockholders' equity........................       10,434       15,790       23,840                   --          50,064
                                                       --------     --------     --------              -------        --------

Total liabilities and stockholders equity.........     $ 24,324     $ 33,093     $ 26,935              $    99        $ 84,451
                                                       ========     ========     ========              =======        ========

                      See accompanying notes to unaudited
              pro forma combined condensed financial statements.

                                  VIACOM INC.
                              UNAUDITED PRO FORMA
                  COMBINED CONDENSED STATEMENT OF OPERATIONS
                   For the Three Months Ended March 31, 2000

                    (in millions, except per share amounts)


                                                                                     Pro Forma            UPN
                                                            Viacom         CBS         Merger         Acquisition     Pro Forma
                                                          Historical   Historical   Adjustments     Adjustments/(3)/   Combined
                                                          ----------   ----------   -----------     ---------------   ---------
Revenues.............................................      $  3,026     $  2,406       $   --             $   37        $  5,469
Operating expenses...................................        (1,981)      (1,403)          --               (58)         (3,442)
Selling, general and administrative..................          (561)        (435)          --               (24)         (1,020)
Residual costs of discontinued businesses............            --          (49)          17/(2)/           --             (32)
Depreciation and amortization........................          (229)        (297)        (157)/(2)/          (1)           (684)
                                                           --------     --------      -------            ------        --------
Operating income (loss)..............................           255          222         (140)              (46)            291
Other income and expense, net........................             2           (2)          --                --              --
Interest expense, net................................          (113)         (79)          (5)/(2)/          --            (197)
                                                           --------     --------      -------            ------        --------
Earnings (loss) from continuing operations before
  income taxes.......................................           144          141         (145)              (46)             94
Income tax (expense) benefit.........................           (65)         (91)         (5)/(4)/           18            (143)
Equity in loss of affiliated companies, net of tax...            (6)         (75)          --                14             (67)
Minority interest....................................             3          (15)          --                --             (12)
                                                           --------     --------      -------            ------        --------
Earnings (loss) from continuing operations...........      $     76     $    (40)     $  (150)           $  (14)       $   (128)
                                                           ========     ========      =======            ======        ========

Earnings (loss) from continuing operations
  per common share:
    Basic............................................      $    .11                                                    $   (.08)
    Diluted..........................................      $    .11                                                    $   (.08)
Weighted average shares outstanding:
    Basic............................................           695                       826                             1,521
    Diluted..........................................           712                       826                             1,521

                      See accompanying notes to unaudited
              pro forma combined condensed financial statements.

                                  VIACOM INC.
                              UNAUDITED PRO FORMA
                  COMBINED CONDENSED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 1999

                    (in millions, except per share amounts)



                                                                                                      UPN
                                                                  CBS          Pro Forma        Acquisition and
                                                   Viacom      Pro Forma         Merger          Blockbuster IPO     Pro Forma
                                                 Historical     Combined/(5)/ Adjustments       Adjustments/(3)/      Combined
                                                 ----------    ---------      -----------       ----------------     ---------
Revenues.....................................     $ 12,859      $  8,810        $     --             $   134         $  21,803
Operating expenses...........................       (8,338)       (5,013)             --                (229)          (13,580)
Selling, general and administrative..........       (2,359)       (1,415)             --                 (96)           (3,870)
Restructuring charge.........................          (70)           --              --                  --               (70)
Residual costs of discontinued
 businesses..................................           --          (175)             90 /(2)/            --               (85)
Depreciation and amortization................         (845)       (1,178)           (629)/(2)/            (4)           (2,656)
                                                  --------      --------        --------             -------         ---------
Operating income (loss)......................        1,247         1,029            (539)               (195)            1,542
Other income and expense, net................           18           (15)             --                  --                 3
Interest expense, net........................         (421)         (286)            (18)/(2)/             1              (720)
                                                                                                           4
                                                  --------      --------        --------             -------         ---------

Earnings (loss) from continuing
 operations before income taxes..............          844           728            (557)               (190)              825
Income tax (expense) benefit.................         (411)         (528)            (29)/(4)/            75              (893)
Equity in loss of affiliated companies,
 net of tax..................................          (61)          (73)             --                  63               (71)
Minority interest............................           --           (99)             --                   5               (94)
                                                  --------      --------        --------             -------         ---------
Earnings (loss) from continuing
 operations..................................          372            28            (586)                (47)             (233)
Cumulative convertible preferred stock
 dividend requirement and premium on
 repurchase of preferred stock...............          (13)           --              --                  --               (13)
                                                  --------      --------        --------             -------         ---------
Earnings (loss) from continuing
 operations attributable to common
 stock.......................................     $    359      $     28        $   (586)            $   (47)        $    (246)
                                                  ========      ========        ========             =======         =========

Earnings (loss) from continuing
 operations per common share:
  Basic......................................     $    .52                                                           $    (.16)
  Diluted....................................     $    .51                                                           $    (.16)
Weighted average shares outstanding:
  Basic......................................          695                           826                                 1,521
  Diluted....................................          710                           826                                 1,521

                      See accompanying notes to unaudited
              pro forma combined condensed financial statements.

                                  VIACOM INC.
                     NOTES TO UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

                (tables in millions, except per share amounts)


(1)  Basis of Presentation

     The purchase method of accounting has been used in the preparation of the accompanying unaudited pro forma combined condensed financial statements. Under this method of accounting, the purchase price is allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values, with the excess purchase price being allocated to goodwill. For purposes of these unaudited pro forma combined condensed financial statements, the preliminary fair values of CBS' assets and liabilities were estimated. The Company is currently determining allocation of the purchase price which will be based on appraisals and comprehensive final evaluations of tangible and identifiable intangible assets acquired (including their estimated useful lives) and liabilities assumed.

(2)  Merger Consideration

     Pro forma adjustments to record the merger as of March 31, 2000 reflect:

     (a) A decrease in cash of $233 million relating to the settlement of CBS options that had limited rights.

     (b) A decrease in equity of $420 million, net of a tax benefit of $280 million, relating to estimated Viacom merger related costs of $700 million for severance, transaction fees and other business integration expenses. The costs include cash payments made at merger date of $70 million, accrued liabilities of $230 million and the estimated fair value of stock options of $400 million. Viacom merger related costs will be recorded as a charge to operations in the second quarter of 2000.

     (c)  The elimination of $24.5 billion of CBS' pre-existing intangibles.

     (d)  An increase of equity of $37.3 billion relating to the issuance of
          825.5 million shares of Viacom non-voting Class B common stock, $0.01 par value per share, in exchange for 760.8 million outstanding shares of CBS common stock, based on an exchange ratio of 1.085 to 1. The $45.225 per share value of Viacom non-voting Class B common stock issued was calculated based on its average market price per share from September 2, 1999 through September 9, 1999.

     (e) An increase in equity of $498 million relating to the issuance of 11,004 shares of Viacom Series C convertible preferred stock in exchange for 10,142 shares of CBS Series B participating preferred stock.

                                  VIACOM INC.
                     NOTES TO UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

                (tables in millions, except per share amounts)


     (f) An increase in equity of $1.8 billion relating to the issuance of options to purchase 64.3 million shares of Viacom common stock in exchange for outstanding options to purchase 59.2 million shares of CBS, not settled in cash, based on a weighted average fair value of $28.31 per share for each option issued. The fair value of the options issued was determined using a Black-Scholes option pricing model.

     (g) A net decrease in equity of $15.8 billion reflecting the elimination of CBS' historical common stock of $808 million, additional paid-in-capital of $15.2 billion, retained earnings of $2.2 billion, accumulated other comprehensive loss of $446 million and treasury stock of $1.9 billion.

     (h) Represents the preliminary allocation of the purchase price to assets acquired and liabilities assumed based on their respective fair values, with the purchase price over the fair value of the tangible net assets acquired being allocated to intangibles for $49.7 billion. The Company has estimated approximately $3.0 billion for the preliminary fair value adjustments. The estimated asset adjustments principally include fair value adjustments to programming assets other than sports programming, fixed assets and other noncurrent assets. The estimated liability adjustments principally include fair value adjustments to pension liabilities related to discontinued operations, environmental and other noncurrent liabilities, as well as CBS liabilities for integration related expenses which will result from the elimination of duplicate facilities and functions, operational realignment and related workforce reductions. The final allocation of the purchase price will be based on appraisals and comprehensive final evaluations of the fair value of CBS' tangible and identifiable intangible assets acquired and liabilities assumed.

     The total purchase price and preliminary allocation are summarized below:

Total CBS common shares outstanding (as of close of business May 3, 2000)..................        760.8
Exchange ratio.............................................................................        1.085
                                                                                                 -------
Viacom non-voting Class B common stock issued..............................................        825.5
                                                                                                 =======

Purchase Price:
Value of Viacom non-voting Class B common stock issued (825.5 shares at $45.225 per share):
  Common stock, $.01 par value.............................................................      $     8
  Additional paid-in capital...............................................................       37,325
Viacom Series C preferred stock issued.....................................................          498
Estimated fair value of CBS stock options..................................................        1,819
Estimated transaction costs................................................................          100
                                                                                                 -------
Total Purchase Price.......................................................................      $39,750
                                                                                                 =======

                                  VIACOM INC.
                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS (continued)

                (tables in millions, except per share amounts)


Allocation of Purchase Price:

Assets:
 CBS' historical assets...........................................   $ 33,093
 Elimination of CBS' historical goodwill..........................    (24,548)
 Goodwill attributable to CBS merger..............................     49,720
 Estimated adjustments for deferred tax assets....................      1,928
 Estimated adjustments for assets acquired........................       (200)
Liabilities:
 CBS' historical liabilities and minority interest................    (17,303)
 Estimated fair value adjustment of liabilities assumed...........     (2,800)
 Liability for cash settlement of CBS options, net of tax.........       (140)
                                                                     --------

    Total purchase price..........................................   $ 39,750
                                                                     ========

   Pro forma adjustments to record the merger on the unaudited pro forma combined condensed statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999 reflect:

 . The elimination of CBS' residual costs of discontinued businesses of $17 million and $90 million, respectively, resulting from the accrual of such obligations in conjunction with the merger.
 . A decrease of $5 million and $18 million, respectively, related to the incremental interest income not earned as a result of the use of cash for the settlement of CBS options and severance payments.
 . Incremental amortization expense of excess purchase price over net assets acquired:

    Three month amortization.........................   $    157
                                                        ========
    Twelve month amortization........................   $    629
                                                        ========

    For the purpose of these unaudited pro forma combined condensed financial statements, amortization of the excess purchase price over tangible net assets acquired of approximately $49.7 billion is computed on a straight-line basis using useful lives as follows: $40.7 billion (40 years), $6.6 billion (30 years) and $2.4 billion (10 years).

                                  VIACOM INC.
                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS (continued)

                (tables in millions, except per share amounts)


     Generally accepted accounting principles currently require that acquired intangible assets be amortized over periods not to exceed 40 years. Viacom believes that the intangible assets acquired from CBS included in the 40-year category are comprised principally of the franchises, FCC licenses and trademarks of CBS assets with indefinite lives, which have historically appreciated in value over time. In addition, Viacom intends to continue to expand the combined company's existing lines of business, develop new businesses by leveraging the well known franchises, trademarks and products of Viacom and CBS, and take advantage of synergies that exist between Viacom and CBS to further strengthen existing lines of business. Viacom believes that it will benefit from the merger for an indeterminable period of time of at least 40 years and, therefore, a 40-year amortization period for the $40.7 billion portion of the excess purchase consideration is appropriate. Using complete valuations and other studies of the significant assets, liabilities and business operations of CBS, Viacom will make a final allocation of the purchase consideration, including allocation to tangible assets and liabilities, identifiable intangible assets and goodwill. Accordingly, depreciation and amortization, as presented in the pro forma combined condensed statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999, may fluctuate significantly from the preliminary estimate when the final appraisals of tangible and intangible assets are completed.

     The following table presents the incremental reduction to pro forma net income (loss) from continuing operations attributable to common stock and pro forma net income (loss) from continuing operations per common share resulting from the allocation of each $1 billion of purchase consideration to assets with useful lives of thirty, twenty or ten years rather than the forty year life reflected in the pro forma financial statements.

                                                                                      30 years    20 years    10 years
                                                                                      --------    --------    --------
Impact on pro forma net income (loss) from continuing operations attributable to common stock:
  For the three months ended March 31, 2000........................................     $   (2)     $   (6)     $  (19)
                                                                                        ======      ======      ======
  For the year ended December 31, 1999.............................................     $   (8)     $  (25)     $  (75)
                                                                                        ======      ======      ======
Impact on pro forma net income (loss) from continuing operations per common share:
  For the three months ended March 31, 2000........................................     $   --      $   --      $(0.01)
                                                                                        ======      ======      ======
  For the year ended December 31, 1999.............................................     $(0.01)     $(0.02)     $(0.05)
                                                                                        ======      ======      ======

                                  VIACOM INC.
                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS (continued)

                (tables in millions, except per share amounts)


(3)  UPN Acquisition and Blockbuster IPO

     On April 3, 2000, Viacom announced that it had acquired the remaining 50% interest in the United Paramount Network ("UPN") that it did not already own for $5 million. The UPN Acquisition Adjustments in the unaudited pro forma combined condensed balance sheet as of March 31, 2000 represents estimated adjustments to consolidate UPN as a wholly owned subsidiary on March 31, 2000. The UPN Acquisition Adjustments in the unaudited pro forma combined condensed statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999 represents estimated adjustments to consolidate the operations of UPN as of January 1, 1999.

     In August 1999, Blockbuster Inc., a subsidiary of Viacom, completed the initial public offering of 31 million shares of its Class A common stock at $15 per share. Viacom owns 100% of the outstanding shares of Blockbuster Class B common stock, which represents approximately 82.3% of Blockbuster's equity value after the initial public offering. As a result of the issuance of subsidiary stock, Viacom recorded a reduction to additional paid-in capital of approximately $662 million. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 is presented as if the Blockbuster initial public offering had occurred on January 1, 1999, resulting in the following adjustments:

 .    The net decrease in interest expense of $4 million for the twelve months ended December 31, 1999, attributable to the repayment of debt by Blockbuster using the initial public offering net proceeds of $437 million, partially offset by the increase in interest expense due to the higher interest rate attributable to the Blockbuster debt and the amortization of deferred debt issue costs incurred in connection with the Blockbuster debt.

 .    The adjustment to minority interest, reflecting the interest in the net loss of Blockbuster attributable to holders of Blockbuster's Class A common stock.

 .    Income tax expense, calculated at a 40% marginal tax rate.

(4)  Income Taxes

     Income tax effects on the pro forma adjustments included in the unaudited pro forma combined condensed financial statements, excluding non-deductible goodwill amortization, are calculated at a 40% marginal tax rate.

                                  VIACOM INC.
                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS (continued)

                (tables in millions, except per share amounts)


(5)  CBS Pro Forma Combined

     During 1999, CBS completed several acquisitions, all of which were accounted for under the purchase method. The most significant acquisitions were as follows:

 .    On December 7, 1999, Infinity Broadcasting Corporation, a majority owned subsidiary of CBS, completed its acquisition of Outdoor Systems, Inc.

 .    On November 15, 1999, CBS completed its acquisition of King World
     Productions, Inc.

 .    On October 12, 1999, CBS completed its acquisition of KTVT, a CBS affiliate television station in Dallas-Forth Worth, Texas.

 .    On August 31, 1999, CBS completed its acquisition of KEYE, a CBS affiliate television station in Austin, Texas.


     The following table combines the above mentioned acquisitions as if these transactions had occurred as of January 1, 1999 and were consolidated into CBS' historical statement of operations for the year ended December 31, 1999.


                                                                                                               CBS
                                                        CBS                                                 Pro Forma
                                                     Historical         Combined        Pro Forma            Combined
                                                 December 31, 1999    Acquisitions     Adjustments      December 31, 1999
                                                 -----------------    ------------     -----------      -----------------
Revenues...............................              $  7,384           $  1,462        $  (36)/(a)/          $ 8,810
Operating expenses.....................                (4,266)              (783)           36/(a)/            (5,013)
Selling, general and administrative....                (1,290)              (125)           --                 (1,415)
Residual costs of discontinued
 businesses............................                  (175)                --            --                   (175)
Depreciation and amortization..........                  (669)              (142)         (367)/(b)/           (1,178)
                                                     --------           --------        ------                -------
Operating income.......................                   984                412          (367)                 1,029
Other income and expense, net..........                   (17)                 2            --                    (15)
Interest expense, net..................                  (204)              (106)           24/(c)/              (286)
                                                     --------           --------        ------                -------
Earnings from continuing
 operations before income taxes........                   763                308          (343)                   728
Provision for income taxes.............                  (461)              (100)           33/(d)/              (528)
Equity in loss of affiliated companies,
 net of tax............................                   (73)                --            --                    (73)
Minority interest......................                   (72)                --           (27)/(e)/              (99)
                                                     --------           --------        ------                -------
Earnings from continuing
 operations............................              $    157           $    208        $ (337)               $    28
                                                     ========           ========        ======                =======

                                  VIACOM INC.
                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS (continued)

                (tables in millions, except per share amounts)



     Pro forma adjustments giving effect to the acquisitions in the above table reflect the following:

          a) Elimination of revenues and operating expenses associated with transactions between CBS and the acquired businesses.
          b) Amortization of estimated goodwill in connection with the acquisitions.
          c) Reduction in interest expense resulting from a lower borrowing rate for CBS compared to historical borrowing rate for Outdoor Systems.
          d) Income tax expense on the pro forma adjustments, excluding non-deductible goodwill amortization, at a 40 percent marginal rate.
          e) Minority interest adjustment reflecting CBS' ownership interest dilution resulting from Infinity's acquisition of Outdoor Systems.

(6)  Pro Forma EBITDA

     The following table sets forth Pro Forma EBITDA (defined as operating income (loss) before depreciation and amortization, principally of goodwill related to business combinations) for the three months ended March 31, 2000 and the year ended December 31, 1999. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for or superior to operating income, net earnings, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles.

                                          For the three months           For the year
                                                  ended                      ended
                                             March 31, 2000            December 31, 1999
                                             --------------            -----------------
Pro Forma EBITDA.................                $975                        $4,198
                                                 ====                        ======


(7) Items not included in the Unaudited Pro Forma Combined Condensed Financial Statements

     The preceding unaudited pro forma combined condensed financial statements do not include any pro forma adjustments for the following:

     . Any operating efficiencies and cost savings that may be achieved with respect to the combined companies.

                                  VIACOM INC.
                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS (continued)

                (tables in millions, except per share amounts)


     . Integration related expenses incurred by the combined company as a result of the elimination of duplicate facilities and functions, operational realignment and related workforce reductions. Such CBS costs have been recognized as a liability assumed as of the merger date resulting in additional goodwill, Viacom related costs, as discussed in note 2(b) of approximately $700 million, will be recognized as a charge to operations in the second quarter of 2000.

     . Transactions between historical Viacom and CBS have not been eliminated in the unaudited pro forma combined condensed financial statements, as the amounts are not material for the periods presented.

     . Acquisitions and dispositions made by Viacom or CBS that were not considered material for the periods presented.

     . Viacom had previously announced that, subject to Board approval, which will be based on an assessment of market conditions, it intends to split off Blockbuster by offering to exchange all of its shares of Blockbuster for shares of Viacom's common stock. However, the Company has said that it does not intend to commence the offer unless the Blockbuster Class A common stock improves to a price range exceeding $20 per share. The aggregate market value of the shares of Blockbuster common stock based on the July 13, 2000 closing price of $9.625 per share of Blockbuster common stock was approximately $1.7 billion. The net book value of Viacom's investment in Blockbuster at March 31, 2000, after giving effect to the initial public offering, was approximately $5.1 billion. Based on the July 13, 2000 closing stock price of Blockbuster, a split-off would have resulted in a pre-tax pro forma loss on discontinued operations of approximately $3.7 billion. Viacom cannot give any assurance as to whether or not or when the split-off will occur or as to the terms of the split-off if it does occur.

8)   Reclassifications

     Reclassifications have been made to the historical financial statements to conform to the unaudited pro forma combined condensed financial statement presentation.

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, Viacom Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     VIACOM INC.


July 14,2000                     By: /s/ Susan C. Gordon
                                     --------------------------------
                                     Susan C. Gordon
                                     Vice President, Controller
                                     Chief Accounting Officer